UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)
____________________

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Infinera Corporation
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INFINERA CORPORATION
6373 San Ignacio Avenue
San Jose, California 95119
AMENDMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
INFINERA CORPORATION
TO BE HELD ON WEDNESDAY, JUNE 12, 2024
This amendment, dated June 4, 2024 (this “Amendment”), amends and supplements the definitive proxy statement on Schedule 14A, dated May 17, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Proxy Statement”), filed by Infinera Corporation. Terms used in this Amendment that are not defined have the meaning given to them in the Proxy Statement. Except as described in this Amendment, the information provided in the Proxy Statement is not amended, supplemented or otherwise modified. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
This Amendment amends the Proxy Statement to update and reduce the number of shares of the Company’s common stock that remain available for issuance under the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) to reflect the full potential dilutive impact of the shares of the Company’s common stock issuable upon settlement of the Company’s performance equity awards and for other immaterial adjustments. These updates reflect a reduction in the number of shares that remain issuable under the 2016 Plan.
The first five paragraphs appearing under the caption “Proposal 2—Approval of the Infinera Corporation 2016 Equity Incentive Plan, as amended” are amended and restated as follows:
The Board believes that our future success depends on our ability to attract and retain talented employees and that the ability to grant equity awards is a necessary and powerful recruiting and retention tool for Infinera. The Board believes that equity awards motivate high levels of performance, more closely align the interests of employees and stockholders by giving employees an opportunity to hold an ownership stake in Infinera, and provide an effective means of recognizing employee contributions to the success of Infinera. At the Annual Meeting, we are requesting that stockholders approve our 2016 Plan, as amended, which, among other changes as described in this Proposal 2, increases the number of shares of our common stock (the “Shares”) authorized for issuance thereunder by 7,100,000 Shares.
Upon recommendation of the Compensation Committee, the Board approved amendments to the 2016 Plan on March 27, 2024 and May 14, 2024, subject to the approval of our stockholders at the Annual Meeting (the “Amendment”).
As of May 14, 2024, there were 1,203,053 Shares available for issuance pursuant to awards that may be granted under the 2016 Plan. If the proposed Amendment to the 2016 Plan is not approved by our stockholders, the 2016 Plan will remain in effect without the Amendment and awards will continue to be made under the 2016 Plan to the extent Shares remain available. However, in this event, we may not be able to continue our equity incentive program in the future. This could preclude us from successfully attracting and/or retaining highly skilled employees. The Board and the Compensation Committee believe that the additional Shares under the increased Share reserve will enable us to continue to use the 2016 Plan to achieve our recruiting, retention and incentive goals and will be essential to our future success.
If our stockholders approve the Amendment to the 2016 Plan, we currently anticipate that the Shares will be sufficient to meet our expected needs through the date of our 2025 annual meeting of stockholders (“2025 Annual Meeting”). In determining the number of Shares to be reserved for issuance under the 2016 Plan, the Compensation Committee and the Board considered the following:
•Historical Grant Practices. The Compensation Committee and the Board considered the historical amounts of equity awards that we granted in the past three years. In fiscal years 2021, 2022 and 2023, we granted equity awards covering 8.037 million, 9.796 million and 9.743 million Shares, respectively, or a total of approximately 27.58 million Shares over the three-year period.
•Forecasted Grants. In determining the projected Share utilization, the Compensation Committee and the Board considered a forecast that included the following factors: (i) the Shares that would be available for grant under the 2016 Plan, if our stockholders approve this Amendment to the 2016 Plan, is 8,303,053 Shares (consisting of 1,203,053 Shares available for issuance under the 2016 Plan as of May 14, 2024, plus the 7,100,000 additional Shares pursuant to this amendment to the 2016 Plan); and (ii) forecasted future grants, which are “value-based,” meaning that Share amounts granted will be determined based on a dollar value of the award to be granted to the participant and the stock price of Infinera common stock. Due to our value-based grant program, any significant changes in our stock price as compared to the stock price we assumed for forecasting purposes could cause our actual Share usage to deviate significantly from our anticipated Share usage.

•Proxy Advisory Firm Guidelines. Given our significant institutional stockholder base, the Compensation Committee and the Board considered proxy advisory firm guidelines.
Outstanding Awards
The following table sets forth information regarding all outstanding stock options, RSUs and performance shares under all of our equity plans (other than our 2007 Employee Stock Purchase Plan (the “2007 ESPP”)) as of May 14, 2024. We do not currently have any outstanding stock options under the 2016 Plan. The last sales price of our common stock as reported on The Nasdaq Global Select Market on May 14, 2024 was $5.80 per share.

Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Unvested Performance Shares/ RSUs Outstanding(1)	Number of Shares Available for Grant(2)
0	N/A	N/A	18,662,409	1,563,691
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(1)    This amount includes outstanding unvested performance share awards assuming target performance is achieved under such awards. If the amount were to include outstanding unvested performance share awards based on maximum performance being achieved under such awards, the amount would be 20,297,091 shares.
(2)    This amount includes the following:
•1,203,053 shares available for grant under the 2016 Plan; and
•360,638 shares available for grant under the 2019 Inducement Equity Incentive Plan.
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